Exhibit 10.106

Summary Discussion of Dr. Hahn Cash Compensation as a Board Member

On December 12, 2005, the Compensation Committee of the Board of Directors (“Board”) determined that Elliot F. Hahn, Ph.D., Andrx Corporation (“Andrx”) Chairman Emeritus and a current director, shall receive cash compensation for his service as a director commensurate with those amounts received by Andrx’s other non-management directors for his/her service as an Andrx director.

Dr. Hahn shall continue to receive the benefits he receives as outlined in Section 2(b) of the Employment Cessation Agreement dated November 15, 2004.